Exhibit 99.3

Attachment to Form 3 in accordance with instruction 5(b)(v).

FORM 3 JOINT FILER INFORMATION

Name and Address:	Peder K. Davisson- Individually
And as Trustee for The
Peder K. Davisson Revocable Trust
3649 Brunswick Avenue North
Minneapolis, MN 55422

Date of Event Requiring Statement:	November 7, 2007
Issuer and Ticker Symbol:	Penn Octane Corporation (POCC)
Relationship to Issuer:	10% Owner, Officer, Director

TABLE I INFORMATION
Title of Security:	Common stock, par value $0.0001
per share
Amount of Securities Beneficially Owned:	1,666,667
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	(1)
Signature:	Peder K. Davisson

By: /s/ Peder K. Davisson
Name: Peder K. Davisson
Title: Individually and as Trustee
Date:	November 13, 2007